Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “RSE INNOVATION, LLC”, FILED IN THIS OFFICE ON THE TENTH DAY OF FEBRUARY, A.D. 2023, AT 2:08 O`CLOCK P.M.

7979163 8100Authentication: 202719194

SR# 20230467924Date: 02-15-23

You may verify this certificate online at corp.delaware.gov/authver.shtml

AMENDED AND RESTATED CERTIFICATE OF FORMATION OF

RSE INNOVATION, LLC

State of Delaware Secretary of State Division of Corporations

Delivered 02:08 P.\1 02/10/2023 FILED 02:08 PM02/10/2023

SR 20230467924 - FileNumber 7979163

RSE Innovation, LLC was formed as a Delaware limited liability company under the Delaware Limited Liability Company Act (the "Act") by filing a Certificate of Formation with the Secretary of State of Delaware on May20, 2020. The undersigned does hereby sign and adopt this Amended and Restated Certificate of Formation for the purpose of amending and restating the Certificate of Formation in its entirety in accordance with the provisions of the Act.

1.The name of the limited liability company is RSE Innovation, LLC.

2.The address of the registered office of the limited liability company in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, DE 19801. The limited liability company's registered agent at that address is The Corporation Trust Company.

3.Members may be admitted in accordance with the terms of the Operating Agreement of the limited liability company.

4.Pursuant to Section 18-215(b) of the Delaware Limited Liability Company Act, the debts, liabilities, obligations and expenses incurred by, contracted for or otherwise existing with respect toa particular series of the limited liability company, whether such series is now authorized and existing pursuant to the limited liability company agreement of the limited liability company (such agreement, as the same may be amended, modified, restated or supplemented from time to time, the "Operating Agreement") or is hereafter authorized and existing pursuant to the Operating Agreement, shall be enforceable against the assets associated with that particular series only, and not against the assets associated with any other series of the limited liability company (or against the assets of the limited liability company generally), and subject to the terms of the Operating Agreement, none of the debts, liabilities, obligation and expenses incurred by, contracted for or otherwise existing with respect to the limited liability company generally or any other series thereof shall be enforceable against the assets of that particular series.

IN WITNESS WHEREOF, the undersigned, an authorized person with respect to the limited liability company named herein, has caused this Amended and Restated Certificate of Formation to be duly executed on this 10th day of February 2023.

Isl Christopher Bruno Christopher Bruno, Authorized Representative

06721630.1